                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant                 [X]
Filed by a Party other than Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            BRISTOL HOTELS & RESORTS
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:
               N/A

         (2)   Aggregate number of securities to which transaction applies:
               N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
               N/A

         (4)   Proposed maximum aggregate value of transaction:
               N/A


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount Previously Paid:
               N/A

         (2)   Form, Schedule or Registration Statement No.:
               N/A

         (3)   Filing Party:
               N/A

         (4)   Date Filed:
               N/A

                                 April 19, 1999


Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Bristol Hotels & Resorts, which will be held at the Crowne Plaza - North Dallas, 14315 Midway Road, Addison, Texas 75001 on Tuesday, May 11, 1999, at 9:00 a.m. local time. All holders of the Company's outstanding common stock as of the close of business on April 14, 1999, are entitled to vote at the Annual Meeting.

         Enclosed for your information are the Company's Proxy Statement and Annual Report to Stockholders. We hope that you find these materials informative.

         We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the enclosed proxy card in the envelope included in this package as promptly as possible in order to make certain that your shares will be represented at the Annual Meeting. If you later decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the meeting, you may do so, and your proxy will have no further effect. If you attend the meeting, you may vote in person, if you wish, even though you previously mailed your proxy.


                                           / s /  J. Peter Kline


                                           J. Peter Kline
                                           Chairman and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To Be Held on Tuesday, May 11, 1999



         The Annual Meeting of Stockholders of Bristol Hotels & Resorts (the "Company") will be held at the Crowne Plaza - North Dallas, 14315 Midway Road, Addison, Texas 75001 on Tuesday, May 11, 1999, at 9:00 a.m. local time for the following purposes:

         1. To elect three directors to serve for three-year terms, expiring in 2002;

         2. To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants; and

         3. To transact any other business which may be properly brought before the Annual Meeting.

         The close of business on April 14, 1999, has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

         We hope you will be represented at the meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be there in person. The Board of Directors appreciates the cooperation of all of our stockholders in directing proxies to vote at the meeting.

                                            By Order of the Board of Directors,

                                            / s / Lynn Marie Lucier

                                            LYNN MARIE LUCIER
                                            Secretary


April  19, 1999

                            BRISTOL HOTELS & RESORTS
                               14295 Midway Road
                              Addison, Texas 75001

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 11, 1999


Introduction

         The Board of Directors of Bristol Hotels & Resorts (the "Company") is soliciting proxies to be voted at the 1999 Annual Meeting of Stockholders to be held in Addison, Texas, on Tuesday, May 11, 1999, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 19, 1999.

Shares Entitled To Vote

         Holders of shares of the common stock of the Company outstanding at the close of business on April 14, 1999, are entitled to notice of the Annual Meeting and to vote their shares at the Annual Meeting. At the close of business on March 15, 1999, there were 17,779,515 shares of common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting. A majority of the shares of common stock represented in person or by proxy is necessary to establish a quorum at the Annual Meeting.

Voting Of Proxies

         This proxy solicitation is intended to afford stockholders the opportunity to vote regarding the election of directors, the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants, and such other matters as may be properly brought before the Annual Meeting. As of April 14, 1999, United/Harvey Holdings, L.P. ("Holdings") and Bass America, Inc. ("Bass" together with Holdings, "Investors") and J. Peter Kline, John A. Beckert, Robert L. Miars, Jeffrey P. Mayer, David A. Dittman, Reginald K. Brack, Jr., and James J. Pinto ("Owner Officers & Directors") possess voting power with respect to approximately 59.28% of the shares of common stock issued and outstanding. The Investors and the Owner Officers & Directors intend to vote all their shares for the election of the director nominees identified below.

         A proxy may be revoked prior to its exercise, by filing with the Company's Secretary either a document specifically revoking the proxy, or an executed subsequent proxy. You may also revoke a proxy by voting in person at the Annual Meeting. Where a stockholder's proxy specifies a choice with respect to a matter, the shares will be voted accordingly. If no specification is made, the shares will be voted FOR the director nominees identified below, and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants.

         Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting and any adjournment for purposes of determining whether a quorum exists. Abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting or any adjournment will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore will have no effect on the outcome of the vote.


                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

         The Board of Directors has nominated the three individuals identified below to be elected at the Annual Meeting to serve until the 2002 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified. Each are presently directors of the Company and nominees for re-election. All of the nominees are employed by the Company or an entity affiliated with Holdings.

         Information regarding the individuals nominated for election as directors at the Annual Meeting is provided below. A plurality of all votes cast at the Annual Meeting or any adjournment is required to elect each of the nominees as directors.

         The Board of Directors recommends that stockholders vote FOR the election of each of the nominees. Proxies solicited by the Board will be voted in favor of each nominee unless authority has been withheld. Proxies cannot be voted for more than three people.


NAME, PRINCIPAL OCCUPATION                                                        SERVED AS A
   AND BUSINESS EXPERIENCE                                                       DIRECTOR SINCE      AGE
---------------------------                                                      --------------      ---
J. PETER KLINE                                                                     March 1998        51


J. Peter Kline has been a director of the Company since it was formed in March 1998 and was a director of Bristol Hotel Company ("BHC") from February 1995 until July 28, 1998. Since March 1998, Mr. Kline has been the Chairman and Chief Executive Officer of the Company. From 1981 until July 28, 1998, Mr. Kline was the President and Chief Executive Officer of BHC (and its predecessor, Harvey Hotel Company). Prior to 1981, Mr. Kline was a partner in Laventhol & Horwath ("L & H"), an international public accounting firm which specialized in services to the hospitality industry. From 1976 to 1980, Mr. Kline was in charge of L & H's Management

Advisory Services division in Texas, which provided both operational and financial consulting services from offices in Dallas and Houston. From 1971 to 1976, Mr. Kline was based in Philadelphia, specializing in operational and financial systems consulting to national clients of L & H. Mr. Kline serves on the Board of the North Texas Commission and the Administrative Board of the Cornell University Council.

JOHN A. BECKERT                                                                    March 1998         45

John A. Beckert has been a director of the Company since it was formed in March 1998 and was a director of BHC from February 1995 until July 28, 1998. Since March 1998, Mr. Beckert has been the President and Chief Operating Officer of the Company. Mr. Beckert joined BHC's predecessor, Harvey Hotel Company, in 1981 as part of the opening team for their first hotel. From 1985 until July 28, 1998, Mr. Beckert was the Chief Operating Officer and Executive Vice President. Mr. Beckert also gained hospitality industry experience during three years with Marriott Corporation in its hotel and theme park division. Prior to his tenure with the Company, Mr. Beckert owned and operated his own Dallas restaurant and catering business. Mr. Beckert serves on the Board of Directors of the North Texas Food Bank.

ROBERT A. WHITMAN                                                                  July 1998          45

Robert A. Whitman has been a Director of the Company since July 1998. Mr. Whitman has been President and Co-Chief Executive Officer of The Hampstead Group, an affiliate of Holdings, since 1991. Prior to such period, Mr. Whitman was the Managing Partner and Chief Executive Officer of Trammell Crow Ventures. Mr. Whitman served on the Board of Directors of BHC from November 1994 until June 1996. Mr. Whitman has also served as Chairman of the Board of Malibu Entertainment Worldwide, an AMEX-listed owner/operator of entertainment centers since 1996, and previously served as Chairman of the Board of the Forum Group, Inc., a NASDAQ-traded operator of retirement communities, from 1993 until the sale of that company to Marriott International, Inc. in 1996. Mr. Whitman served as a director of Wyndham Hotel Company until its sale to Patriot American Hospitality, Inc. in 1998. Mr. Whitman is also a director of Covey Leadership Center.


                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The management of the Company is under the direction of the Board of Directors. From its inception on March 20, 1998 ("Inception") to December 31, 1998, the full Board met twice and conducted business by unanimous written consent seven times. With the exception of Mr.

Pinto who missed one meeting, each director attended all meetings of the Board held while he was a director. Each Board member who was appointed to serve on one or more committees of the Board attended 100% of the meetings of the committees of the Board held while he was a member.

Board Committees

         The Board has established three committees: an audit committee (the "Audit Committee"), a compensation committee (the "Compensation Committee") and a directors' stock plan committee (the "Directors' Plan Committee").

         The Audit Committee reviews the professional services provided by the Company's independent accountants and the independence of such auditors from management of the Company. The Audit Committee also reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it finds appropriate or as are brought to its attention, and meets from time to time with members of the Company's internal audit staff. Additionally, the Audit Committee reviews the Company's compliance with the Americans with Disabilities Act, environmental matters, and lease and management contract obligations. This Committee also receives regular reports concerning the remedying of the year 2000 problem, workforce diversity and charitable giving by the Company. The Committee's Charter requires that the Committee be comprised of at least two directors, each of whom is independent of the Company's management, and free from any relationship that would interfere with their exercise of good judgment. The Audit Committee met twice during the period from Inception to December 31, 1998, and all member directors attended each meeting. The current members of the Audit Committee are David A. Dittman (Chairman) and Reginald K. Brack, Jr.

         The Compensation Committee administers the bonus, incentive compensation and employee stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company. Members of the Compensation Committee must be persons who are not full-time employees of the Company, and are not eligible to receive options or other rights under any Company employee stock or other benefit plan (other than plans in which only directors may participate). The Compensation Committee did not meet during the period from the Inception until December 31, 1998. The current members of the Compensation Committee are Reginald K. Brack, Jr. (Chairman), Thomas R. Oliver, and Kurt C. Read.

         The Directors' Plan Committee administers the Company's Non-Employee Directors' Stock Option Plan, which is described in more detail below. This Committee met once during the period from the Inception until December 31, 1998, and both members attended. The current members of the Director's Plan Committee are J. Peter Kline (Chairman) and Kurt C. Read.

Director Nomination Procedures

         The Bylaws provide that, except as granted to Bass and to Holdings as parties to a stockholders agreement with the Company, directors may be nominated only by the Company's Board or any stockholder who has delivered notice of his nominee not less than 60 days prior to the annual meeting of stockholders. If public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the annual meeting, notice must be received not later than the close of business on the tenth calendar day following the day on which the announcement of the meeting date is made. The stockholder's notice must contain certain information concerning the stockholder and the stockholder's nominees, including their names and addresses, proof that the stockholder is a stockholder of record and plans to appear in person or by proxy at the annual meeting, the class and number of shares of Company stock owned by such stockholder and the stockholder's nominees, any agreement between the relevant parties pursuant to which the nomination is to be made, any other information regarding the stockholder's nominees that would be required to be included in a proxy statement soliciting proxies for the election of the stockholder's nominees and the signed consent of each nominee to serve as a director of the Company, if so elected. The presiding officer of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements or the requirements of the securities laws.

Director Compensation

         The 1998 Non-Employee Directors Stock Option Plan ("Plan") is designed to encourage the outside directors to own Company shares. Only directors who are not employees of the Company or a person or entity which beneficially owns 9% or more of the outstanding common shares of the Company are eligible to participate in the Plan. The directors currently eligible to receive options under the Plan are Messrs. Brack, Dittman and Pinto.

         Under this Plan, the Company grants to each eligible director on the date the individual becomes a director an initial option to purchase 25,000 Company shares. A portion of the initial option becomes exercisable at each of the following three annual stockholders meetings if the director has continued to serve as a director during that time. Thereafter, the Directors' Plan Committee may, but is not obligated to, annually grant each eligible director an option to purchase up to 25,000 Company shares which becomes exercisable as determined by the Directors' Plan Committee on the date of grant. The exercise price of the options granted under the Plan will generally be the market value of the Company common shares on the day the option is granted and may be paid by check, Company common shares held by the eligible director for at least six months, or a combination of check and stock.

         Directors are not presently expected to receive any compensation for their services as directors other than the options.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the current directors and executive officers of the Company. The biographical information concerning Messrs. Kline, Beckert, and Whitman is set out in the section entitled "Election of Directors."

J. Peter Kline, 51, Chairman and Chief Executive Officer.

John A. Beckert, 45, President and Chief Operating Officer.

Jeffrey P. Mayer, 42, has served as the Executive Vice President and Chief Financial Officer of the Company since March 1998. He was the Senior Vice President and Chief Financial Officer of BHC from January 1996 until July 1998. Prior to 1996, Mr. Mayer served as Senior Vice President, Corporate Controller and Chief Accounting Officer of Host Marriott Corporation (formerly Marriott Corporation) from 1993 to 1996; as Vice President - Project Finance of Marriott from 1991 to 1993, and in various positions with Marriott's finance department from 1986 to 1991. Prior to joining Marriott, Mr. Mayer was Audit Manager with Arthur Andersen & Co. in Atlanta, Georgia.

Robert L. Miars, 49, has served as the Senior Vice President - Design, Construction and Engineering of the Company since July 1998. He was the Senior Vice President-Design and Construction of BHC from February 1995 until July 28, 1998. Mr. Miars was President of Huie Miars Custom Homes from 1989 to February 1995. Prior to 1989, Mr. Miars was the President of Huie Miars Construction Company.

Robert A. Whitman, 45, Director.

Reginald K. Brack, Jr., 61, has been a director of the Company since July 1998, and was a director of BHC from May 1997 to July 1998. Since July 1997, Mr. Brack has been the Chairman Emeritus of Time, Inc. From December 1986 to July 1997, Mr. Brack was the Chairman and Chief Executive Officer of Time, Inc.

James J. Pinto, 47, has been a director of the Company since July 1998. Mr. Pinto has been the President of the Private Finance Group Corp., an investment firm, since 1990. He is also a director of the following public companies:
Andersen Group, Inc. (electronics), Empire of Carolina, Inc. (toys) and National Capital Management Corp. (finance). Mr. Pinto is J. Peter Kline's spouse's brother-in-law.

David A. Dittman, 53, has been a director of the Company since July 1998, and was a director of BHC from December 1995 to July 1998. Since 1990, Mr. Dittman has been the Dean of the Cornell University School of Hotel Administration and an E. M. Statler Professor.

Thomas R. Oliver, 58, has been a director of the Company since July 1998. Mr. Oliver is Chairman and Chief Executive Officer of Bass Hotels & Resorts (BHR), an affiliate of Bass. Mr. Oliver is also a member of the Bass plc Executive Committee and Board of Directors. He previously was Chairman and CEO of AudioFAX, Inc. of Atlanta, Georgia (a high-tech telecommunications company) and President and CEO of VoiceCom (a supplier of large-scale messaging systems). Prior to joining VoiceCom, Mr. Oliver held senior management positions at FedEx from 1978 to 1993, including serving as COO and Executive Vice President of Worldwide Customer Operations for FedEx.

Kurt C. Read, 36, has been a director of the Company since July 1998. Prior to this period, he was a director of BHC from April 1997 to July 1998. Mr. Read has been a Senior Vice President of The Hampstead Group since 1989, and is also a director of Malibu Entertainment Worldwide.



                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers who earned at least $100,000 in total salary and bonus in 1998 ("Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                         Securities Underlying
                                                       Annual Compensation     Options(2)            All Other
     Name and Principal Position          Year         Salary      Bonus(1)     Bristol    FelCor Compensation (3)
     ---------------------------          ----         ------      --------     -------    ------ ----------------
J. Peter Kline..........................   1998      $ 472,499   $  177,188         --         --    $1,579,780
Chairman, Chief Executive Officer          1997        457,307       91,461     15,000     20,550         4,750
                                           1996        250,502       69,350         --         --            --

John A. Beckert.........................   1998      $ 472,499   $  177,188         --         --    $1,596,069
President, Chief Operating Officer         1997        457,307       91,461     15,000     20,550         4,750
                                           1996        250,502       69,350         --         --            --

Jeffrey P. Mayer........................   1998      $ 275,001   $  144,375         --         --    $    7,444
Executive Vice President and               1997        257,115       51,423     12,500     17,125        44,723
Chief Financial Officer                    1996        188,159       56,448     97,500    133,575        46,633

Robert L. Miars.........................   1998      $ 236,251   $   69,694         --         --    $    5,899
Senior Vice President -                    1997        229,604       68,881     10,000     13,700         4,750
Design, Construction and Engineering       1996        144,503       35,037      7,500     10,275            --

Richard N. Beckert (4)..................   1998      $ 144,133   $   50,794         --         --    $1,634,854
Senior Vice President,                     1997        220,386       44,077     10,000     13,700         3,649
Administration                             1996        160,503       44,384     15,000     20,550            --


(1) The bonus amounts for all years are based on amounts earned during the calendar year regardless of when paid.

(2) Reflects options to acquire shares of the Company and FelCor Lodging Trust, Incorporated common stock granted pursuant to Bristol Hotel Company's Amended and Restated 1995 Equity Incentive Plan.

(3)      Consists of the following:

                                                      Kline     J. Beckert      Mayer       Miars      R. Beckert
                                                   -----------  -----------  -----------  ----------  -----------
1998
Compensation recognized upon exercise
   of stock options..............................  $ 1,574,780  $ 1,586,067  $        --  $       --  $ 1,612,444
Vacation payout upon termination ................           --           --           --          --       17,365
401(k) and nonqualified savings plan
   matching contributions........................        5,000       10,002        7,444       5,899        5,045
                                                   -----------  -----------  -----------  ----------  -----------
         Total 1998..............................  $ 1,579,780  $ 1,596,069  $     7,444  $    5,899  $ 1,634,854
                                                   ===========  ===========  ===========  ==========  ===========
1997
401(k) and nonqualified savings plan
   matching contributions........................  $     4,750  $     4,750  $     3,462  $    4,750  $     3,649
Relocation reimbursement.........................           --           --       41,261          --           --
                                                   -----------  -----------  -----------  ----------  -----------
         Total 1997..............................  $     4,750  $     4,750  $    44,723  $    4,750  $     3,649
                                                   ===========  ===========  ===========  ==========  ===========

1996
Relocation reimbursement.........................  $        --  $        --  $    46,633  $       --  $        --
                                                   -----------  -----------  -----------  ----------  -----------
         Total 1996..............................  $        --  $        --  $    46,633  $       --  $        --
                                                   ===========  ===========  ===========  ==========  ===========


(4)      Mr. Richard N. Beckert left the Company on August 15, 1998.

The following table sets forth certain information with respect to options held at December 31, 1998 by the Named Executive Officers:



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES



                                           Shares Acquired
                                             On Exercise               Value Realized
                                    ---------------------------  ---------------------------

         Name                          Bristol         FelCor        Bristol       FelCor
         ----                       ------------- -------------  -------------   ------------
J. Peter Kline                           75,000       102,750       $290,250     $1,284,530

John A. Beckert                          75,000       102,750        290,250      1,295,817

Jeffrey P. Mayer                             --            --             --             --

Robert L. Miars                              --            --             --             --

Richard N. Beckert (3)                   75,000       106,860        290,250      1,322,194




                                             Securities Underlying                    Value of Unexercised
                                              Unexercised Options                     In-The-Money Options
                                            at December 31, 1998(1)                  at December 31, 1998(2)
                                    --------------------------------------   ----------------------------------------------
                                         Unexercisable       Exercisable          Unexercisable             Exercisable
                                    --------------------- ----------------   ----------------------    --------------------
         Name                         Bristol    FelCor   Bristol  FelCor     Bristol       FelCor      Bristol    FelCor
         ----                       ----------- --------- -------- -------   ---------    ---------    --------   ---------
J. Peter Kline                         52,500    71,925       --      --      $135,629     $650,709   $    --   $     --

John A. Beckert                        52,500    71,925       --      --       135,629      650,709        --         --

Jeffrey P. Mayer                       71,000    97,270   39,000  53,430       101,135      391,692    67,423    261,128

Robert L. Miars                        39,250    53,773    3,000   4,110        93,058      435,685     2,362      4,145

Richard N. Beckert (3)                     --        --       --      --            --           --        --         --





(1) This represents the total number of shares subject to stock options held by the Named Executive Officers at December 31, 1998. These options were granted on various dates during the years 1995 through 1997.

(2) The closing price per share of Bristol common stock as reported in the NYSE Composite Transactions Report on December 31, 1998 was $6.125, and the closing price of FelCor common stock on December 31, 1998 was $23.00. Value is calculated on the basis of the difference between the option exercise price and the closing prices multiplied by the number of shares of Bristol and FelCor stock covered by the option.

(3) Richard N. Beckert left the Company on August 15, 1998. All remaining unexercised options were canceled.

                 EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS

         The Management Bonus Plan provides all management employees with cash bonuses based upon the achievement of specified targets and goals for the Company and particular employees. Each of the executive officers is eligible to receive annual bonus awards based on the achievement of criteria established by the Compensation Committee.

         401(k) Plan. Eligible employees may contribute to the 401(k) plan through salary deferral elections of not less than 1% nor more than 16% of their salary. The Company matches contributions with $.50 for each dollar contributed, up to 6% of a participant's salary. The Board of Directors may grant additional matching contributions, subject to statutory limitations. Contributions by participants are 100% vested and contributions by the Company vest ratably over five years of continuous employment. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by participants or the Company to the 401(k) plan, and income earned on such contributions, are not taxable to the participants until withdrawn from the Company 401(k) plan.

         The 1998 Equity Incentive Plan is designed to attract and retain the Company's qualified officers and other key employees. The plan authorizes the grant of options to purchase Company shares, stock appreciation rights, restricted stock, deferred stock, performance stock and performance units; however, as of December 31, 1998, no options had been granted under this plan. The Compensation Committee administers the 1998 Equity Incentive Plan and determines to whom awards will be granted, as well as the number of shares, the exercise period and other terms and conditions of a particular grant.

         As of December 31, 1998, there were outstanding options granted under the former Bristol Hotel Company Second Amended and Restated 1995 Equity Incentive Plan (the "1995 Plan") to purchase an aggregate of 609,258 shares of the Company's common stock. These options generally vest over four or five years from the date of grant, with certain options becoming fully vested upon specified anniversaries from the date of grant. The Company does not intend to grant additional options under the 1995 Plan.

         Nonqualified Savings Plan. The Company offers a nonqualified savings plan (the "NQSP") to its highly compensated employees (those making a base salary of $100,000 or higher per year) in addition to the 401(k) plan. Eligible employees may contribute through salary deferrals up to 25% of their base salary and 100% of their bonus to the NQSP. The Company matches contributions with $.50 for each dollar contributed, up to 3% of a participant's salary. The Board of Directors may, in addition, grant additional matching contributions, subject to statutory limitations. The maximum matching contribution that participants may receive under the 401(k) and the NQSP, combined, was $10,000 for 1998. Contributions by participants are 100% vested and contributions by the Company vest ratably over five years of continuous employment, or upon a change of control of the Company. Interest is credited quarterly to the participants' accounts at a rate equal to the effective rate of interest on the Company's line of credit. Contributions by participants or by the Company to the NQSP, and income earned on such contributions, are not taxable to the participants until withdrawn from the NQSP.

                            COMPENSATION COMMITTEE'S
                        REPORT ON EXECUTIVE COMPENSATION

         The compensation for the Company's executive officers (Messrs. Kline, John A. Beckert, Mayer and Miars) consists of a base salary, an incentive bonus and stock option grants. Base salary levels were established in 1997 after the extensive growth of Bristol Hotel Company in connection with the acquisition of 60 owned and managed Holiday Inn hotels from Bass Hotels and Resorts.

         Messrs. Kline and Beckert entered into employment agreements with the Company that expire in 2001, and provide for the payment of an annual base salary of at least $450,000 and certain severance benefits upon termination by the Company without cause. Salaries for 1998 were based on the 1997 levels plus merit increases. The Committee reviews salaries of the executive officers from time-to-time by comparison to executives at other companies, both inside and outside the lodging industry, and through overall assessments of the performance of each executive.

         Under the bonus program for the Company's executive officers in 1998, each officer was eligible to receive an incentive award of up to 50% of his base salary. The bonus program included three components: Company (and its predecessor, Bristol Hotel Company) earnings before interest, taxes, depreciation and amortization ("EBITDA") (40% of the bonus potential), combined property quality scores (10% of the bonus potential), and the achievement of individualized subjective goals (50% of the bonus potential). The objective components were measured in two six month increments, consistent with all other managers in the Company. Bonus payments were made after the conclusion of the year.

         For 1998, the EBITDA objectives were achieved for the first six months of the year, but were not achieved for the second six months, and the property quality score objectives were achieved for the second six months of the year, but not for the first six months. The executive officers (excluding Mr. Miars) were each awarded 100% of their subjective criteria based on an individual assessment of their achievements during the year. As a result, the bonus program formula indicated a 37.5% of base salary bonus for each of the executive officers (29.5% for Mr. Miars). Upon consideration of the successful completion of the spin-off and merger transaction from BHC during the year, Mr. Mayer was awarded a special 15% of base salary additional bonus.

         No stock option or other stock-based awards were made to any of the executive officers under the 1998 Equity Incentive Plan during calendar year 1998. It is the Committee's belief that the level of stock ownership and/or option grants from previous years were adequate to ensure that the executive officers are aligned with the goals and objectives of the Company's stockholders. The Committee anticipates making further stock based awards to the executive officers in 1999 and future years.

The Company believes that the compensation paid to its executive officers during 1998 is deductible to the Company for federal income tax purposes. In determining executive compensation in the future, the Committee presently intends to consider, among other factors, whether such compensation will be deductible for federal income tax purposes.

                                           Respectfully submitted,



                                           Thomas R. Oliver
                                           Kurt C. Read
                                           Reginald K. Brack,  Jr., Chairman

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

         Mr. Oliver, a current member of the Compensation Committee, is Chairman and Chief Executive Officer of BHR. The Company, through its subsidiaries, has entered into franchise agreements with affiliates of Bass, which generally require the payment of franchise fees equal to 5% of room revenues. From Inception until December 31, 1998, the Company paid $18.0 million to affiliates of Bass, including $11.2 million for franchise royalty and marketing fees, and $2.3 million for frequent guest program fees. The balance of the fees paid were for the reservation system and other amounts due under the franchise agreements.

         During the period from the Inception to December 31, 1998, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                               PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total stockholder return on its common stock from the date the Company's common stock was first traded as a public company through December 31, 1998, with the Standard & Poor's 500 Stock Index and a peer group consisting of three publicly traded lodging companies that lease and manage, but do not typically own, hotels. Due to the relatively few publicly traded lodging companies that do not also own hotels, two of these companies are associated with a brand and the third, like the Company, is not associated with a brand. The Peer Group consists of Marriott International, Inc., Promus Hotel Corporation and Meristar Hotels & Resorts, Inc.

                 COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN
              AMONG BRISTOL HOTELS & RESORTS, THE S & P 500 INDEX
                               AND A PEER GROUP



                                    [GRAPH]


                                    7/28/98          9/30/98          12/31/98

Bristol Hotels & Resorts             100.00           64.55             89.09
Peer Group                           100.00           70.52             84.80
S&P 500 Index                        100.00           90.25            109.47

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


         Pre-emptive Rights. Bass and Holdings have the right, in connection with any offering of equity securities of the Company in excess of $10 million, to purchase on the same terms as such offering a sufficient number of the Company's shares to maintain their respective percentage ownership of the Company's shares immediately prior to such offering. This right does not apply if such acquisition would violate rules which prohibit a stockholder from owning 10% or more of the outstanding shares of a Real Estate Investment Trust and a related tenant at the same time. This right will expire for Bass or Holdings if that stockholder fails to exercise the right three times, or if it owns less than 25% of its initial shares of Company. Mr. Whitman and Mr. Read are executive officers of The Hampstead Group, an affiliate of Holdings. Mr. Oliver is Chairman and Chief Executive Officer of BHR, an affiliate of Bass.

         Board Representation and Voting. Bass and Holdings are entitled to nominate one director for election to serve on the Company's Board for so long as it owns at least 25% of the Company's shares it owned at the time of the Company's spin-off from BHC, after taking into consideration the Company's redemption of the Bass shares that exceeded 9.9% of the outstanding Company shares. Both Bass and Holdings agree to vote for the other's designee for so long as they both own at least 25% of their initial shares. The Board includes two members, Mr. Read and Mr. Oliver, originally nominated to the BHC Board by Bass and Holdings, respectively. Mr. Whitman and Mr. Read are executive officers of The Hampstead Group, an affiliate of Holdings. Mr. Oliver is Chairman and Chief Executive Officer of BHR, an affiliate of Bass.

         Holiday Inn Franchise Arrangements. The Company has agreed with affiliates of Bass, to add 8,700 Holiday-branded rooms to its portfolio of owned or operated hotels over the next five years. If the Company fails to meet certain threshold targets for adding rooms over that period, it will be required to pay damages in accordance with a specified formula unless certain exceptions apply. The Company's obligation will terminate upon the earlier to occur of (i) six months after notice of termination by BHR of its obligation to offer the Company acquisition and development opportunities, or (ii) the date when affiliates of Bass no longer hold a controlling equity interest in the entity that franchises Holiday Inn Hotel brands or in the entity that directly or indirectly holds the intellectual property rights related to the Holiday Inn, Holiday Inn Select, Holiday Inn Express or Crowne Plaza brands.

         The Company, or one of its subsidiaries, has entered into franchise agreements with affiliates of Bass which generally require the payment of franchise fees equal to 5% of room revenues. From Inception until December 31, 1998, the Company paid $18.0 million to affiliates of Bass, including $11.2 million for franchise royalty and marketing fees and $2.3 million for frequent guest program fees. The balance of the fees paid were for the reservation system and other amounts due under the franchise agreements.

         Right of First Offer for New Opportunities. Affiliates of Bass have agreed to offer the Company any opportunity it has to acquire or develop a midscale lodging facility located in the

United States or Canada. They will be permitted, however, to terminate such obligations at any time after October 28, 1998, upon six months' advance notice to the Company, and manage and develop an unlimited number of hotels in the United States and Canada for research and training other than in the same geographic markets as the Company's hotels. If they propose to sell any research and training hotel that it owns, it must first offer to sell such hotel to the Company. Mr. Oliver, a member of the Compensation Committee, is Chairman and Chief Executive Officer of BHR, an affiliate of Bass.

         FelCor Lodging Trust, Incorporated ("FelCor"), or one of its subsidiaries, is the owner of 102 of the hotels which the Company leases, and owns a 50% joint venture interest in a hotel operated by the Company. Holdings and Bass each hold a 14.2% interest in FelCor. Donald J. McNamara is FelCor's Chairman of the Board and is also Chairman of The Hampstead Group, an affiliate of Holdings. Richard C. North is a FelCor director and an officer of Bass plc, Bass' parent company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of the close of business on March 15, 1999 by (i) each person known to the Company to own beneficially more than 5% of the Company's common stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the address of the individuals named in the table is 14295 Midway Road, Addison, Texas 75001. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.


                                                                                Beneficial Ownership
                                                                     -------------------------------------------
                                                                       Number of                Percentage of
                                                                     Shares Owned             Outstanding Shares
                                                                     ------------             ------------------
       United/Harvey Holdings, L.P..............................       7,029,836                   39.54%
          4200 Texas Commerce Tower
          2200 Ross Avenue
          Dallas, Texas 75201

       Bass America, Inc........................................       1,713,631                    9.64%
          20 North Audley Street
          London, W1Y1WE

       Baron Capital (1)........................................       2,977,301                   16.75%
          767 Fifth Avenue, 24th Floor
          New York, New York 10153

       GeoCapital, LLC (2)......................................       1,414,585                    7.96%
          767 Fifth Avenue, 45th Floor
          New York, New York 10153-4590

       J. Peter Kline (3).......................................         732,550                    4.12%

       Robert L. Miars (4)......................................         492,577                    2.77%

       John A. Beckert (3)......................................         483,052                    2.72%

       Richard N. Beckert (5) ..................................         180,630                    1.02%

       Jeffrey P. Mayer (6).....................................          77,125                     *

       David A. Dittman (7).....................................          19,750                     *

       Reginald K. Brack, Jr. (8)...............................          43,411                     *

                                                                              Beneficial Ownership
                                                                     -----------------------------------------
                                                                      Number of                Percentage of
                                                                     Shares Owned           Outstanding Shares
                                                                     ------------           ------------------
       James J. Pinto (9).......................................          57,385                     *

       Thomas R. Oliver.........................................              --                     --

       Robert A. Whitman........................................              --                     --

       Kurt C. Read.............................................              --                     --

       All directors and executive officers
         as a group (11 persons)................................       2,086,480                  11.74%



Legend:

         *        Less than 1%

         (1)      As reported to the Company by Baron Capital as of March 15,
                  1999.

         (2) As reported on Schedule 13G filed with the SEC February 10, 1999, effective December 31, 1998.

         (3) Includes 3,750 shares which Messrs. Kline and Beckert each have the right to acquire through the exercise of options.

         (4) Includes 5,500 shares which Mr. Miars has the right to acquire through the exercise of options.

         (5)      Mr. Richard N. Beckert left the Company on August 15, 1998.

         (6) Includes 57,125 shares which Mr. Mayer has the right to acquire through the exercise of options.

         (7) Includes 19,750 shares which Mr. Dittman has the right to acquire through the exercise of options, of which 8,500 vest concurrent with the 1999 Annual Meeting.

         (8) Includes 11,013 shares which Mr. Brack has the right to acquire through the exercise of options, of which 9,783 vest concurrent with the 1999 Annual Meeting.

         (9) Includes 8,500 shares which Mr. Pinto has the right to acquire through the exercise of options, which vest concurrent with the 1999 Annual Meeting.

                           SECTION 16(a) COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, requires directors and executive officers of the Company, and persons who own more than 10% of the issued and outstanding shares of common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

         All Section 16(a) reports were timely filed except a Form 4 report which was not filed for Messrs. Kline and Beckert arising out of the purchase of certain shares of the Company's stock in September 1998, and a Form 5 report with respect thereof was filed late.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                (PROPOSAL NO. 2)

         Upon the recommendation of the Audit Committee, the Board unanimously selected, subject to ratification by the Company's stockholders, Arthur Andersen LLP to continue to serve as independent accountants for the Company and its subsidiaries for the year ending December 31, 1999.

         The Company has been advised that representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement, if they wish to do so.

         The Board recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent accountants.

                                     OTHER

         The Board does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting. The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting or any adjournment would be required with respect to any such other matter that is properly presented and brought to a stockholder vote.

                                    GENERAL

Proxy Solicitation

         The costs of this solicitation will be borne by the Company. In addition to soliciting proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, telegram, or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the common stock, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

Stockholder's Proposals For 2000 Annual Stockholders Meeting

         If any stockholder of the Company intends to present a proposal for consideration at the 2000 Annual Meeting of Stockholders and wishes to have such proposal in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 14295 Midway Road, Addison, Texas 75001, Attn: Lynn Marie Lucier, Corporate Secretary by December 21, 1999, and submitted in compliance with the Company's Bylaws and requirements of Regulation 14A (including Rule 14a-8) of the Securities Exchange Act of 1934, as amended.

         Pursuant to Rule 14a-4 of the Exchange Act, the Company may exercise discretionary voting authority at the 2000 Annual Meeting under proxies it solicits to vote on a proposal made by a stockholder that the stockholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal no later than March 6, 2000 (assuming that the Company's 2000 Annual Meeting of Stockholders is held on a date that is within 30 days from the date on which the 1999 Annual Meeting was held), and the stockholder satisfies the other requirements of Rule 14-4(c).

Additional Information

         The following documents filed with the Commission by the Company (File No. 1-14047) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

         1. Bristol Hotels & Resorts Annual Report on Form 10-K for the year ended December 31, 1998.

         All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting will be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                                        /s/ Lynn Marie Lucier

                                                        LYNN MARIE LUCIER
                                                        Secretary


April 19, 1999

                            BRISTOL HOTELS & RESORTS

                      1999 Annual Meeting of Stockholders

             THIS PROXY IS SOLICITED ON BEHALF OF THE BRISTOL BOARD

         The undersigned holder of shares of Common Stock of Bristol Hotels & Resorts ("Bristol") hereby appoints Lynn Marie Lucier, J. Peter Kline and Jeffrey P. Mayer, and each of them, jointly and severally and with full power of substitution and resubstitution, as proxies of the undersigned, to represent and vote, as designated on the reverse and in accordance with their judgment, all of the Bristol Common shares held of record by the undersigned on April 14, 1999, at the Annual Meeting of Stockholders of Bristol to be held on Tuesday, May 11, 1999, and at any and all postponements and adjournments thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS AND TO ELECT THE THREE LISTED NOMINEES AS DIRECTORS, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

           (Continued, and to be dated and signed, on the other side)

[ ]      Please mark votes as in this example

(1)      To elect three directors to serve for three-year terms, expiring 2002;

         Nominees:         John A. Beckert
                           J. Peter Kline
                           Robert A. Whitman

         [ ]  FOR the nominees listed      [ ]  WITHHOLD AUTHORITY to
              to right (except as               vote or the nominees
              marked to the contrary            listed to right
              below)

         (INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name on the space provided below.)

         ----------------------------------------------------------------------

(2) To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants; and

         [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

(3) To transact any other business which may properly be brought before the Annual Meeting.


USING BLUE OR BLACK INK, PLEASE MARK, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED.



Signature of Stockholder_______ Signature of Stockholder_______ Date ___, 1999

NOTE: This proxy should be dated, signed by the stockholder as his, her or its name appears above, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.